As filed with the Securities and Exchange Commission on September 27, 2022

Registration No. 333-249244

Registration No. 333-217892

Registration No. 333-209158

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-249244)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-217892)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-209158)

UNDER

THE SECURITIES ACT OF 1933

GCP APPLIED TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	47-3936076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2325 Lakeview Parkway

Alpharetta, Georgia 30009

(Address of Principal Executive Offices)

GCP Applied Technologies Inc. 2020 Inducement Plan

Amended and Restated GCP Applied Technologies Inc. Equity and Incentive Plan

GCP Applied Technologies Inc. 2016 Stock Incentive Plan

(Full titles of the plans)

La-Toya P. Hackney

Senior Vice President and Secretary

GCP Applied Technologies Inc.

2325 Lakeview Parkway

Alpharetta, Georgia 30009

(Name and address of agent for service)

(617) 876-1400

(Telephone number, including area code, of agent for service)

With copies to:

Lori Goodman

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, New York 10022

1-212-277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (the “Post-Effective Amendment”) is filed by GCP Applied Technologies Inc., a Delaware corporation (the “Registrant”) to the following registration statements on Form S-8 (each as amended, the “Registration Statements”) of the Registrant, previously filed with the Securities and Exchange Commission (the “Commission”), to deregister all shares of common stock, par value $0.01 per share (“Common Stock”), previously registered under the Registration Statements:

•

Registration Statement on Form S-8 (Registration No. 333-249244) filed with the Commission on October 1, 2020 for the registration of 1,000,000 shares of Common Stock of the Registrant that have been or may be issued and sold upon the exercise of options or pursuant to awards that have been or may be issued under the GCP Applied Technologies Inc. 2020 Inducement Plan.

•

Registration Statement on Form S-8 (Registration No. 333-217892) filed with the Commission on May 11, 2017 for the registration of 8,000,000 shares of Common Stock of the Registrant that have been or may be issued and sold upon the exercise of options or pursuant to awards that have been or may be issued under the Amended and Restated GCP Applied Technologies Inc. Equity and Incentive Plan.

•

Registration Statement on Form S-8 (Registration No. 333-209158) filed with the Commission on January 28, 2016 for the registration of 7,000,000 shares of Common Stock of the Registrant that have been or may be issued and sold upon the exercise of options or pursuant to awards that have been or may be issued under the GCP Applied Technologies Inc. 2016 Stock Incentive Plan.

On December 5, 2021, the Registrant, Cyclades Parent, Inc., a Delaware corporation (“Parent”), Cyclades Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes of Section 8.13 of the Merger Agreement (as defined below), Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France (the “Guarantor”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provided for the acquisition of the Registrant by Parent. Parent and Merger Sub are controlled by the Guarantor. On the terms and subject to the conditions set forth in the Merger Agreement, on September 27, 2022, Merger Sub merged with and into the Registrant, with the Registrant surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated and the Registrant hereby terminates the effectiveness of the Registration Statements by filing this Post-Effective Amendment. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Alpharetta, State of Georgia, on the 27th day of September, 2022.

GCP APPLIED TECHNOLOGIES INC.

By:	/s/ La-Toya P. Hackney
Name: La-Toya P. Hackney
Title: Senior Vice President and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.